Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221499

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221499

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 15, 2017)

$7,000,000

Common Stock

We previously entered into an equity distribution agreement, or the Equity Distribution Agreement, with Piper Jaffray & Co., or Piper Jaffray, acting as sales agent for the sale of shares of our common stock having an aggregate offering price of up to $17.5 million. As of August 9, 2019, we have sold 13,265 shares of our common stock for gross proceeds of $34,511 under the Equity Distribution Agreement, which leaves $17,465,489 available under the Equity Distribution Agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $40.3 million, which was calculated based on 41.0 million shares of our outstanding common stock held by non-affiliates on August 8, 2019 at a price of $0.9826 per share, the closing price of our common stock on August 8, 2019. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the Equity Distribution Agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $7,000,000 from time to time through Piper Jaffray.

Our common stock is listed on the Nasdaq Global Market under the symbol “APVO.” On August 9, 2019, the last reported sale price of our common stock on the Nasdaq Global Market was $0.89 per share.

Investing in our common stock involves a high degree of risk. Please read the information contained and incorporated by reference under the heading “Risk Factors” on page 4 of the Prospectus, and under similar headings in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray

The date of this prospectus supplement is August 12, 2019.